EXHIBIT 10.8

THIRD AMENDED AND RESTATED

GBANK DEFERRED INCENTIVE COMPENSATION PLAN

THIS THIRD AMENDED AND RESTATED GBANK DEFERRED INCENTIVE COMPENSATION PLAN (this “Plan”), is adopted and effective the 1st day of January 2024, by GBank located in Las Vegas, NV (hereinafter referred to as the “Bank”).

WITNESSETH:

WHEREAS, the Bank and the Participants intend this Plan shall at all times be administered and interpreted in compliance with Code Section 409A; and

WHEREAS, the Bank intends this Plan shall at all times be administered and interpreted in such a manner as to constitute an unfunded nonqualified deferred compensation arrangement, maintained primarily to provide supplemental retirement benefits and incentive compensation for the Participants, members of select group of management or highly compensated employees of the Bank;

NOW THEREFORE, in consideration of the premises foregoing the Bank hereby states as follows:

ARTICLE 1

DEFINITIONS

For the purpose of this Plan, the following phrases or terms shall have the indicated meanings:

1.1 “Administrator” means the Board or its designee.

1.2 “Affiliate” means any business entity with whom the Bank would be considered a single employer under Section 414(b) and 414(c) of the Code. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Code Section 409A.

1.3 “Base Salary” means the cash compensation relating to services performed during any calendar year, excluding bonuses, commissions, distributions from nonqualified deferred compensation plans, fringe benefits, incentive payments, non-monetary awards, overtime, relocation expenses, equity awards, stock options and other fees, and automobile and other allowances paid to a Participant for services rendered (whether or not such allowances are included in the Participant’s gross income). Base Salary shall be calculated before reduction for amounts voluntarily deferred or contributed by the Participant pursuant to qualified or non-qualified plans and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by the Bank; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Participant.

1.4 “Beneficiary” means the person or persons designated in writing by the Participant to receive benefits hereunder in the event of the Participant’s death.

1.5 “Beneficiary Designation Form” means the form established from time to time by the Administrator that the Participant completes signs and returns to the Administrator to designate one or more Beneficiaries.

1.6 “Board” means the Board of Directors of the Bank.

1.7 “Bonus” means the cash bonus or cash incentives, if any, awarded to a Participant for services performed for the Bank during the Plan Year.

1.8 “Cause” means any of the following acts or circumstances: gross negligence or gross neglect of duties to the Bank; conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Participant’s employment with the Bank; or fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Participant’s employment and resulting in a material adverse effect on the Bank.

1.9 “Change in Control” means a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, as such change is defined in Code Section 409A and regulations thereunder. For the avoidance of doubt, the filing by the Bank of change in control paperwork with any of its regulators would not constitute a Change in Control under the Plan, unless the related change also met the definition contained within Code Section 409A and regulations thereunder.

1.10 “Claimant” means a person who believes that he or she is being denied a benefit to which he or she is entitled hereunder.

1.11 “Clawback” shall have the meaning set forth in Section 3.2.

1.12 “Code” means the Internal Revenue Code of 1986, as amended.

1.13 “Contributions” means the amounts determined in accordance with the terms of Exhibit A to each Participant’s Participation Agreement which includes any Contributions made in connection with any Post Normal Retirement Age Accruals.

1.14 “Crediting Rate” means a percentage, as determined for each Plan Year, equivalent to ninety (90%) percent of the average of the Annual Mid-term Applicable Federal Rate (AFR) for the preceding three (3) months immediately prior to each Plan Year and, such calculation for each Plan Year, shall be used as of the date of the adoption and effective date of amendment and restatement of the Plan, until the Bank determines a different interest rate on the five-year anniversary date of the amendment and restatement of the Plan. Further, the Crediting Rate shall never exceed five percent (5%), nor shall it fall below two percent (2%).

2

1.15 “Deferral Account” means the Bank’s accounting of the accumulated Deferrals and Contributions, plus accrued interest.

1.16 “Deferral Election Form” means each form established from time to time by the Administrator that the Participant completes, signs, and returns to the Administrator to designate the amount of Deferrals.

1.17 “Deferrals” means the amount of Bonus and/or Base Salary a Participant elects to defer according to this Plan.

1.18 “Disability” means a condition of the Participant whereby the Participant either: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank. The Administrator will determine whether the Participant has incurred a Disability based on its own good faith determination and may require the Participant to submit to reasonable physical and mental examinations for this purpose. The Participant will also be deemed to have incurred a Disability if determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the initial sentence of this Section.

1.19 “Early Involuntary Termination” means that a Participant, prior to Normal Retirement Age, has experienced a Separation from Service, following receipt of a written notification from the Bank that such Separation from Service has occurred for reasons other than Cause, Disability, Early Voluntary Termination or following a Change in Control.

1.20 “Early Involuntary Termination After Normal Retirement Age” means that a Participant (who continues employment with the Bank after reaching Normal Retirement Age), has experienced a Separation from Service prior to January 1, 2026, following receipt of a written notification from the Bank that such Separation from Service has occurred for reasons other than Cause, Disability, Early Voluntary Termination After Normal Retirement Age, or following a Change in Control.

1.21 “Early Voluntary Termination” means that a Participant, prior to Normal Retirement Age, experiences a Separation from Service for reasons other than Cause, Disability, Early Involuntary Termination or following a Change in Control.

1.22 “Early Voluntary Termination After Normal Retirement Age” means that a Participant (who continues employment with the Bank after reaching Normal Retirement Age) experiences a Separation from Service prior to January 1, 2026, for reasons other than Cause, Disability, Early Involuntary Termination After Normal Retirement Age, or following a Change in Control.

3

1.23 “Effective Date” means the date the Plan was initially effective which is January 1, 2017.

1..24 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.25 “Exhibit A” means the exhibit attached to a Participant’s Participation Agreement detailing the Bank’s calculation of Contributions. Within the first ninety (90) days of each Plan Year the Bank may amend Exhibit A for the Plan Year, any other changes to Exhibit a shall not be effective until the Plan Year following the change. Notwithstanding the above, Exhibit A may be modified at any time upon mutual written agreement by both the Bank and Participant and these changes shall become effective as soon as is reasonable but no later than ninety (90) days from the date of the agreed upon modification.

1.26 “Non-Compete Clawback Period” shall have the meaning set forth in Section 3.2.

1.27 “Normal Retirement Age” means the day the Participant attains age sixty-three (63).

1.28 “Participant” means an employee of the Bank (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Participation Agreement, (iv) whose Participation Agreement, Beneficiary Designation Form and Deferral Election Form are accepted by the Administrator, (v) who commences participation in the Plan, and (vi) whose participation has not terminated.

1.29 “Participation Agreement” means the form established by the Administrator that the Participant completes, signs, and returns to the Administrator to acknowledge participation in the Plan.

1.30 “Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date and end on the following December 31.

1.31 “Post Normal Retirement Age Accruals” means any additional Contributions made in connection with benefits accrued under the Plan for Plan Years after the Participant reaches Normal Retirement Age, including any deemed earnings.

1.32 “Separation from Service” means, with respect to any Participant, a termination of the Participant’s service with the Bank and its Affiliates for reasons other than death. A Separation from Service may occur as of a specified date for purposes of the Plan even if the Participant continues to provide some services for the Bank or its Affiliates after that date, provided that the facts and circumstances indicate that the Bank and the Participant reasonably anticipated at that date that either no further services would be performed after that date, or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period during which the Participant performed services for the Bank, if that is less than thirty-six (36) months). A Separation from Service will not be deemed to have occurred while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, the period for which a statute or contract provides the Participant with the right to reemployment with the Bank. If the Participant’s leave exceeds six (6) months but the Participant is not entitled to reemployment under a statute or contract, the Participant incurs a Separation of Service on the next day following the expiration of such six (6) month period. In determining whether a Separation of Service occurs the Administrator shall take into account, among other things, the definition of “service recipient” and “employer” set forth in Treasury regulation §1.409A-1(h)(3). The Administrator shall have full and final authority, to determine conclusively whether a Separation from Service occurs, and the date of such Separation from Service.

4

1.33 “Specified Employee” means an individual that satisfies the definition of a “key employee” of the Bank as such term is defined in Code §416(i) (without regard to Code §416(i)(5)), provided that the stock of the Bank is publicly traded on an established securities market or otherwise, as defined in Code §1.897-1(m). If a Participant is a key employee at any time during the twelve (12) months ending on December 31, the Participant is a Specified Employee for the twelve (12) month period commencing on the first day of the following April.

1.34 “Voluntary Termination After Normal Retirement Date” means that a Participant, after reaching Normal Retirement Age, experiences a Separation from Service after December 31, 2025, for reasons other than Cause, Disability, Early Involuntary Termination After Normal Retirement Age, or following a Change in Control.

ARTICLE 2

ELIGIBILITY AND PARTICIPATION

2.1 Selection by Administrator. Participation in the Plan shall be limited to those employees of the Bank selected by the Administrator, in its sole discretion, to participate in the Plan. Participation in the Plan shall be limited to a select group of management or highly compensated individuals employed by or providing services to the Bank.

2.2 Enrollment Requirements. As a condition to participation, and in addition to the requirements in Section 2.1, each selected individual shall complete, execute, and return to the Administrator (i) a Participation Agreement Form, (ii) a Beneficiary Designation Form and (iii) a Deferral Election Form. In addition, the Administrator may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3 Eligibility; Commencement of Participation. Provided an individual selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Administrator, that individual will become a Participant, be covered by the Plan and will be eligible to receive benefits at the time and in the manner provided hereunder, subject to the provisions of the Plan.

5

2.4 Termination of Participation. If the Administrator determines that a Participant no longer qualifies as a member of a select group of management or highly compensated employees as such group is determined according to ERISA, the Administrator shall have the right to cease Contributions and to prevent the Participant from making any further Deferrals hereunder.

ARTICLE 3

DEFERRALS, CONTRIBUTIONS AND VESTING

3.1 Contributions. Within ninety (90) days following the end of each Plan Year the Bank shall make Contributions to the Plan in the amounts determined according to the terms of Exhibit A to each Participant’s Participation Agreement. As described in Article 4, each Participant shall vest in an amount of one third (⅓) of each Contribution each Plan Year. Notwithstanding anything herein to the contrary, no further accruals for benefits under the Plan shall be calculated and contributed to the Plan as Contributions for Participants for any Plan Year following the Plan Year in which such Participant has attained Normal Retirement Age; provided that the Bank and a Participant may mutually agree to additional accruals for benefits under the Plan for any Plan Year following the Plan Year in which such Participant has attained Normal Retirement Age (i.e., Post Normal Retirement Age Accruals), in exchange for any additional restrictions or requirements on such additional accruals, as both parties may agree to in writing.

3.2 Clawbacks. If within five (5) years following any Contribution, the Bank is forced to restate any of its financial results and such revised results would have led to a lower Contribution than was originally calculated, the Bank shall retroactively reduce such Contribution and the Deferral Account balance for each Participant to reflect the revised results (“Clawback”). In addition, If within eighteen (18) months following any Contribution, any loan associated with prior Contributions to the Plan becomes 90 days or more past due, is placed into default or is internally downgraded by the Bank to an adverse or elevated watch status (Special Mention or worse), the Bank shall retroactively reduce such Contribution and the Deferral Account balance for each Participant to reflect full Clawback of the Contribution associated with that loan. If any portion of the Contribution subject to Clawback has been paid to the Participant prior to such reduction, then future distributions, beginning with the next distribution, shall be reduced or eliminated until the benefits received by the Participants together with the Deferral Account balances reflect the revised results or appropriate loan related Clawback and, to the extent necessary, the Participant agrees to repay to the Bank any amount of any Contributions previously paid to the Participant to properly reflect any required Clawback under this Section 3.2.

In the event the Participant terminates employment, such Participant specifically agrees that for a period of five (5) years after the Participant is no longer employed by the Bank (“Non- Compete Clawback Period”), the Participant will not:

(i)

engage, directly or indirectly, either as proprietor, stockholder, partner, officer, employee or otherwise, in the same or similar activities as were performed for the Bank in any business within a State where the Bank has offices or provides services similar to those provided by the Bank immediately preceding the Participant’s termination of employment with the Bank;

6

(ii)

directly or indirectly solicit, agree to perform, or perform services of any type that the Bank can render services for any person or entity who paid or engaged the Bank for services, or who received the benefit of the Bank's services, or with whom such Participant had any substantial dealing while employed by the Bank. However, this restriction with respect to services applies only to those services rendered by the Participant or an office or unit of the Bank in which the Participant worked or over which the Participant had supervisory authority. This restriction also applies to assisting any employer or other third party; or

(iii)

take any actions to assist the Participant's successor employer or any other entity in recruiting any other employee who works for or is affiliated with the Bank. This includes, but is not limited to: (a) identifying to such successor employer or its agents or such other entity the person or persons who have special knowledge concerning the Bank's processes, methods or confidential affairs; and (b) commenting to the successor employer or its agents or such other entity about the quantity of work, quality of work, special knowledge, or personal characteristics of any person who is still employed at the Bank. The Participant also agrees that he/she will not provide such information set forth in (a) and (b) above to a prospective employer during interviews preceding possible employment.

In the event the Bank determines that a Participant is in violation of this Section 3.2, the Participant agrees to repay to the Bank any amount of any Contributions made under the Plan in relation to any Post Normal Retirement Age Accruals (including any prior payment of such Contributions) to the Participant and the Participant shall also forfeit their rights to receive any future payments under the Plan (i.e., Clawback the amounts). The Bank will determine, in their sole discretion, the method for a Participant’s repayment of their prior Contributions previously paid under the Plan which may include, without limitation: (i) requiring reimbursement of the payments in cash; (ii) offsetting the repayment amount from any compensation otherwise owed by the Bank to the Participant unless such offset would be in violation of Code Section 409A; or (iii) taking any other remedial and recovery action permitted by law, as determined by the Bank.

The Bank intends that Section 3.2 will be applied to the fullest extent of the law. The Bank may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the date of amendment and restatement of the Plan shall, as a condition to the grant of any benefit thereunder, require a Participant to agree to abide by the terms of this Section 3.2. Any right of repayment under Section 3.2 is in addition to, and not in lieu of, any other remedies or rights of recoupment or repayment that may be available to the Bank pursuant to the terms of any similar policy in any employment agreement, or similar agreement and any other legal remedies available to the Bank. The repayment provisions in Section 3.2 shall be binding and enforceable against all Participants and their beneficiaries, heirs, executors, administrators, or other legal representatives.

7

The Participant further agrees to provide a written certification to the Bank (or other evidence as may be reasonably requested by the Bank) to confirm the Participant is not in violation of Section 3.2 (“Confirmation”). The Participant agrees that the Bank may ask for a Confirmation at any time during the Non-Compete Clawback Period and the Participant shall provide such Confirmation within five (5) business days from the date the Bank’s request. If the Participant fails to provide Confirmation by the time it is due, the Participant agrees that the Company may deem such failure as substantiation that the Participant is in violation of Section 3.2 and take whatever action it deems necessary to forfeit any future payments to the Participant or seek reimbursement of prior payments, in accordance with Section 3.2.

3.3 Deferral Elections Generally. Each Participant may annually file a Deferral Election Form with the Administrator no later than the end of the calendar year preceding the year in which services leading to the compensation to be deferred will be performed. The total Deferrals with respect to any year shall not exceed $200,000.

3.4 Deferral Initial Election. After being notified by the Administrator of becoming eligible to participate in this Agreement, each Participant may make an initial deferral election by delivering to the Administrator a signed Deferral Election Form within thirty (30) days of becoming eligible. The Deferral Election Form shall set forth the amount of Base Salary and Bonus to be deferred. However, if the Participant was eligible to defer under any other elective deferral plans sponsored by the Bank (as referenced in Code Section 409A) prior to becoming eligible to participate in this Plan, the initial election to defer compensation under this Plan shall not be effective until the calendar year following the year in which the Participant became eligible to participate in this Plan.

3.5 Deferral Election Changes. Each Participant may modify the amount of Deferrals annually by filing a new Deferral Election Form with the Bank. The modified deferral shall not be effective until the calendar year following the year in which the subsequent Deferral Election Form is received by the Bank.

3.4 Application of ERISA. By agreeing to participate in this Plan, each Participant is acknowledging and agreeing that the Plan is exempt from Title I of ERISA. In addition, each Participant acknowledges and agrees that the Plan is a plan described in Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA, as a plan which is unfunded and maintained by the Bank primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. Each Participant also agrees that the Plan is specifically exempt from the eligibility, vesting, funding, and fiduciary rules under ERISA.

8

ARTICLE 4

DEFFERAL ACCOUNT

4.1 Establishing and Crediting. The Bank shall establish a Deferral Account on its books for each Participant and shall credit to the Deferral Account the following amounts:

(a)	Any Deferrals and Contributions hereunder; and
(b)	Interest as follows: on the last day of each month interest shall be credited on the Deferral Account balance at an annual rate equal to the Crediting Rate.

4.2 Recordkeeping Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Plan and is not a trust fund of any kind.

ARTICLE 5

PAYMENT OF BENEFITS

5.1 Normal Benefit. Each Plan Year the Bank shall distribute to each Participant one third (⅓) of the Deferrals and Contributions made on the behalf of the Participant for each of the three (3) Plan Years immediately preceding such distribution, plus related interest. This benefit Contribution shall be made in a lump sum within the first ninety (90) days of the Plan Year. For the avoidance of doubt, if a Participant experiences a Voluntary Termination After Normal Retirement Date, the Deferrals and related interest shall be distributed to the Participant at the times described in this Section 5.1.

5.2 Early Voluntary Termination Benefit. If a Participant experiences an Early Voluntary Termination, the Participant shall forfeit the portion of the Deferral account relating to Contributions and interest thereon. No further payments under Section 5.1 shall be distributed to the Participant.

5.3 Early Voluntary Termination After Normal Retirement Age Benefit. If a Participant experiences an Early Voluntary Termination After Normal Retirement Age, the Participant shall forfeit the portion of the Deferral account related to any Post Normal Retirement Age Accruals, including any Contributions and interest thereon. No further payments under Section 5.1 shall be distributed to the Participant.

5.4 Early Involuntary Termination. If a Participant experiences an Early Involuntary Termination, the Participant shall forfeit the portion of the Deferral account relating to Contributions and interest thereon. No further payments under Section 5.1 shall be distributed to the Participant.

5.5 Early Involuntary Termination After Normal Retirement Age. If a Participant experiences an Early Involuntary Termination After Normal Retirement Age, the Participant shall forfeit the portion of the Deferral account related to any Post Normal Retirement Age Accruals, including any Contributions and interest thereon. No further payments under Section 5.1 shall be distributed to the Participant.

5.6 Disability Benefit. If a Participant experiences a Disability prior to or after reaching (if a Participant continues employment with the Bank after Normal Retirement Age) Normal Retirement Age, the Participant shall continue to receive the benefits described in Section 5.1 at the times described therein.

9

5.7 Change in Control Benefit. Upon a Change in Control the Bank, or its successor, shall pay each Participant the Participant’s full Deferral Account balance without regard to any vesting criteria or any subsequent Separation from Service. This benefit shall be paid in a lump sum within thirty (30) days following Change in Control.

5.8 Death Benefit. If a Participant dies prior to Separation from Service, the Bank shall pay the Participant’s Beneficiary the benefits described in Section 5.1 at the times described therein.

5.9 Death Subsequent to Commencement of Benefit Payments. In the event the Participant dies after Separation from Service, but prior to receiving all payments due and owing hereunder, the Bank shall pay the Participant’s Beneficiary the benefits described in Section 5.1, at the times described therein.

5.10 Termination for Cause. If the Bank terminates a Participant’s service for Cause, then the Participant shall forfeit all remaining benefits hereunder.

5.11 Restriction on Commencement of Distributions. Notwithstanding any provision of this Plan to the contrary, if the Participant is considered a Specified Employee at the time of Separation from Service, the provisions of this Section shall govern all distributions hereunder. Distributions which would otherwise be made to the Participant due to Separation from Service shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following Separation from Service, or if earlier, upon the Participant’s death. All subsequent distributions shall be paid as they would have had this Section not applied.

5.12 Acceleration of Payments. Except as specifically permitted herein, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with the ethics laws or conflicts of interest laws; (iv) in limited cashouts (but not in excess of the limit under Code §402(g)(1)(B)); (v) to pay employment-related taxes; or (vi) to pay any taxes that may become due at any time that the Plan fails to meet the requirements of Code Section 409A.

5.13 Delays in Payment by Bank. A payment may be delayed to a date after the designated payment date under any of the circumstances described below, and the provision will not fail to meet the requirements of establishing a permissible payment event. The delay in the payment will not constitute a subsequent deferral election, so long as the Bank treats all payments to similarly situated Participants on a reasonably consistent basis.

(a) Payments subject to Code Section 162(m). No payment of any amount that would otherwise be distributed under this Plan shall be delayed by the application of Code Section 162(m).

10

(b) Payments that would violate Federal securities laws or other applicable law. A payment may be delayed where the Bank reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law provided that the payment is made at the earliest date at which the Bank reasonably anticipates that the making of the payment will not cause such violation. The making of a payment that would cause inclusion in gross income or the application of any penalty provision of the Internal Revenue Code is not treated as a violation of law.

(c) Regulatory. To the extent permitted under Code Section 409A, payment may be delayed if (i) the Bank is notified by its applicable regulator that it is being or will be downgraded to a CAMEL rating of 4 or less, (ii) the Bank fails to maintain a Capital Conservation Buffer, as defined under Basel III, thereby applying restrictions on discretionary payments and distributions, or (iii) the Bank is otherwise notified by its applicable regulator that such payment would contravene applicable banking regulations and would not be allowed.

(d) Solvency. Notwithstanding the above, a payment may be delayed where the payment would jeopardize the ability of the Bank to continue as a going concern.

5.14 Treatment of Payment as Made on Designated Payment Date. Solely for purposes of determining compliance with Code Section 409A, any payment under this Plan made after the required payment date shall be deemed made on the required payment date provided that such payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date; (iii) if Bank cannot calculate the payment amount on account of administrative impracticality which is beyond the Participant’s control, the end of the first calendar year which payment calculation is practicable; and (iv) if Bank does not have sufficient funds to make the payment without jeopardizing the Bank’s solvency, in the first calendar year in which the Bank’s funds are sufficient to make the payment.

5.15 Facility of Payment. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Administrator may make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or (ii) to the conservator or administrator or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Bank and the Administrator from further liability on account thereof.

5.16 Excise Tax Limitation. Notwithstanding any provision of this Plan to the contrary, if any benefit payment hereunder would be treated as an “excess parachute payment” under Code Section 280G, the Bank shall reduce such benefit payment to the extent necessary to avoid treating such benefit payment as an excess parachute payment. The Participant shall be entitled to only the reduced benefit and shall forfeit any amount over and above the reduced amount.

11

5.17 Changes in Form of Timing of Benefit Payments. The Bank and the Participant may, subject to the terms hereof, amend this Plan to delay the timing or change the form of payments. Any such amendment:

(a) must take effect not less than twelve (12) months after the amendment is made;

(b) must, for benefits distributable due solely to the arrival of a specified date, or on account of Separation from Service or Change in Control, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;

(c) must, for benefits distributable due solely to the arrival of a specified date, be made not less than twelve (12) months before distribution is scheduled to begin; and

(d) may not accelerate the time or schedule of any distribution.

ARTICLE 6

BENEFICIARIES

6.1 Designation of Beneficiaries. The Participant may designate any person to receive any benefits payable under the Plan upon the Participant’s death, and the designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the Participant, shall be in the form prescribed by the Administrator and shall be effective only when filed in writing with the Administrator during the Participant’s lifetime. If the Participant names someone other than the Participant’s spouse as a Beneficiary, the Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Administrator, executed by the Participant’s spouse, and returned to the Administrator. The Participant’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved.

6.2 Absence of Beneficiary Designation. In the absence of a valid Beneficiary designation or if there is any dispute as to who is a valid Beneficiary, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Bank shall pay the benefit payment to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Bank may rely conclusively upon information supplied by the Participant’s personal representative, executor, or administrator.

12

ARTICLE 7

ADMINISTRATION

7.1 Administrator Duties. The Administrator shall be responsible for the management, operation, and administration of the Plan. When making a determination or calculation, the Administrator shall be entitled to rely on information furnished by the Bank, Participant or Beneficiary. No provision of this Plan shall be construed as imposing on the Administrator any fiduciary duty under ERISA or other law, or any duty similar to any fiduciary duty under ERISA or other law.

7.2 Administrator Authority. The Administrator shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes.

7.3 Binding Effect of Decision. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Plan and the rules and regulations promulgated hereunder shall be final, conclusive, and binding upon all persons having any interest in this Plan.

7.4 Compensation, Expenses, and Indemnity. The Administrator shall serve without compensation for services rendered hereunder. The Administrator is authorized at the expense of the Bank to employ such legal counsel and recordkeeper as it may deem advisable to assist in the performance of its duties hereunder. Expense and fees in connection with the administration of this Plan shall be paid by the Bank.

7.5 Bank Information. The Bank shall supply full and timely information to the Administrator on all matters relating to the Participant’s compensation, death, Disability or Separation from Service, and such other information as the Administrator reasonably requires.

7.6 Compliance with Code Section 409A. The Bank and the Participants intend that the Plan comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year prior to the year in which amounts are actually paid to the Participant or Beneficiary. This Plan shall be construed, administered, and governed in a manner that affects such intent, and the Administrator shall not take any action that would be inconsistent therewith. The Participants agree that the Bank may take action in its sole discretion to amend the Plan in order to comply with Code Section 409A.

13

ARTICLE 8

CLAIMS AND REVIEW PROCEDURES

8.1 Claims Procedure. A Claimant who has not received benefits under this Plan that he or she believes should be distributed shall make a claim for such benefits as follows.

(a) Initiation – Written Claim. The Claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

(b) Timing of Administrator Response. The Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

If the claim relates to a Participant’s disability, the Administrator must provide the Claimant: (i) a complete discussion of why the Plan denied the claim and the standards applied in reaching the decision, including the basis for disagreeing with the views of medical and/or vocational professionals, or with disability benefit determinations by the Social Security Administration; (ii) a statement that the Claimant is entitled to receive the entire claim file and other relevant documents upon request; and (iii) either the internal rules, guidelines, protocols, standards or other similar Plan criteria used in denying a disability claim, or a statement that none of these was used.

(c) Notice of Decision. If the Administrator denies part or all of the claim, the Administrator shall notify the Claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (i) the specific reasons for the denial; (ii) a reference to the specific provisions of this Plan on which the denial is based; (iii) a description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; (iv) an explanation of this Plan’s review procedures and the time limits applicable to such procedures; and (v) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

8.2 Review Procedure. If the Administrator denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Administrator of the denial as follows.

(a) Initiation – Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Administrator’s notice of denial, must file with the Administrator a written request for review.

14

(b) Additional Submissions – Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. The Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits.

(c) Considerations on Review. In considering the review, the Administrator shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Timing of Administrator Response. The Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

(e) Notice of Decision. The Administrator shall notify the Claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth: (a) the specific reasons for the denial; (b) a reference to the specific provisions of this Plan on which the denial is based; (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant’s claim for benefits; (d) a statement of the Claimant’s right to bring a civil action under ERISA Section 502(a); and (e) a discussion of any applicable contractual limitations periods in the Plan, including the calendar date on which the limitations period expires for the claim.

ARTICLE 9

AMENDMENT AND TERMINATION

9.1 Plan Amendment Generally. This Plan may be amended only by a written agreement signed by the Bank, provided that such amendment does not reduce or eliminate any vested benefit hereunder unless otherwise agreed to by the Participant.

9.2 Amendment to Insure Proper Characterization of Plan. Notwithstanding anything in this Plan to the contrary, the Plan may be amended by the Bank at any time, if found necessary in the opinion of the Bank, i) to ensure that the Plan is characterized as plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA, ii) to conform the Plan to the requirements of any applicable law, including but not limited to Code Section 409A; or iii) to comply with the written instructions of the Bank’s auditors or banking regulators.

15

9.3 Plan Termination Generally. This Plan may be terminated only by a written document signed by the Bank. In case of such termination, the benefit to be paid to each Participant hereunder shall be the Participant’s Deferral Account balance. However, except as provided in Section 9.4, Plan termination shall not cause a distribution of benefits hereunder. Rather, upon termination benefit distributions will be made at the earliest distribution event permitted under Article 5.

9.4 Effect of Complete Termination. Notwithstanding anything to the contrary in Section 9.3, and subject to the requirements of Code Section 409A and Treasury Regulations

§1.409A-3(j)(4)(ix), at certain times the Bank may completely terminate and liquidate the Plan. In the event of such a complete termination, the Bank shall pay the Deferral Account balance to the Participant. Such complete termination of the Plan shall occur only under the following circumstances and conditions.

(a) Corporate Dissolution or Bankruptcy. The Bank may terminate and liquidate this Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that all benefits paid under the Plan are included in the Participant’s gross income in the latest of: (i) the calendar year which the termination occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b) Change in Control. The Bank may terminate and liquidate this Plan by taking irrevocable action to terminate and liquidate within the thirty (30) days preceding or the twelve (12) months following a Change in Control. This Plan will then be treated as terminated only if all substantially similar arrangements sponsored by the Bank which are treated as deferred under a single plan under Treasury Regulations §1.409A-1(c)(2) are terminated and liquidated with respect to each Participant who experienced the Change in Control so that the Participants and any participants in any such similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Bank takes the irrevocable action to terminate the arrangements.

(c) Discretionary Termination. The Bank may terminate and liquidate this Plan provided that: (i) the termination does not occur proximate to a downturn in the financial health of the Bank; (ii) all arrangements sponsored by the Bank and Affiliates that would be aggregated with any terminated arrangements under Treasury Regulations §1.409A-1(c) are terminated; (iii) no payments, other than payments that would be payable under the terms of this Plan if the termination had not occurred, are made within twelve (12) months of the date the Bank takes the irrevocable action to terminate this Plan; (iv) all payments are made within twenty- four (24) months following the date the Bank takes the irrevocable action to terminate and liquidate this Plan; and (v) neither the Bank nor any of its Affiliates adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations §1.409A-1(c) if the Participant participated in both arrangements, at any time within three (3) years following the date the Bank takes the irrevocable action to terminate this Plan.

16

ARTICLE 10

MISCELLANEOUS

10..1 No Effect on Other Rights. This Plan, and each Participant’s Participation Agreement constitute the entire agreement between the Bank and the Participant as to the subject matter hereof. No rights are granted to the Participants by virtue of this Plan other than those specifically set forth herein. Nothing contained herein will confer upon any Participant the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with the Participant without regard to the existence hereof.

10.2 State Law. To the extent not governed by ERISA, the provisions of this Plan shall be construed and interpreted according to the internal law of the State of Nevada without regard to its conflicts of laws principles.

10.3 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

10.4 Nonassignability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

10.5 Unsecured General Creditor Status. Payment to the Participant or any Beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Bank and no person shall have any interest in any such asset by virtue of any provision of this Plan. The Bank’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. In the event that the Bank purchases an insurance policy insuring the life of the Participant to recover the cost of providing benefits hereunder, neither the Participant nor the Beneficiary shall have any rights whatsoever in said policy or the proceeds therefrom.

10.6 Unclaimed Benefits. The Participant shall keep the Bank informed of the Participant’s current address and the current address of the Beneficiary. If the location of the Participant is not made known to the Bank within three years after the date upon which any payment of any benefits may first be made, the Bank shall delay payment of the Participant’s benefit payment(s) until the location of the Participant is made known to the Bank; however, the Bank shall only be obligated to hold such benefit payment(s) for the Participant until the expiration of three (3) years. Upon expiration of the three (3) year period, the Bank may discharge its obligation by payment to the Beneficiary. If the location of the Beneficiary is not made known to the Bank by the end of an additional two (2) month period following expiration of the three (3) year period, the Bank may discharge its obligation by payment to the Participant’s estate. If there is no estate in existence at such time or if such fact cannot be determined by the Bank, the Participant and Beneficiary shall thereupon forfeit all rights to any benefits provided under this Plan.

17

10.7 Removal. Notwithstanding anything in this Plan to the contrary, the Bank shall not distribute any benefit under this Plan if the Participant is subject to a final removal or prohibition order issued pursuant to Section 8(e) of the Federal Deposit Insurance Act. Furthermore, any payments made to the Participant pursuant to this Plan shall, if required, comply with 12 U.S.C. 1828, FDIC Regulation 12 CFR Part 359 and any other regulations or guidance promulgated thereunder.

10.8 Notice. Any notice, consent or demand required or permitted to be given to the Bank or Administrator under this Plan shall be sufficient if in writing and hand-delivered or sent by registered or certified mail to the Bank’s principal business office. Any notice or filing required or permitted to be given to the Participant or Beneficiary under this Plan shall be sufficient if in writing and hand-delivered or sent by mail to the last known address of the Participant or Beneficiary, as appropriate. Any notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification.

10.9 Headings and Interpretation. Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed part of this Plan. Wherever the fulfillment of the intent and purpose of this Plan requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

10.10 Alternative Action. In the event it becomes impossible for the Bank or the Administrator to perform any act required by this Plan due to regulatory or other constraints, the Bank or Administrator may perform such alternative act as most nearly carries out the intent and purpose of this Plan and is in the best interests of the Bank, provided that such alternative act does not violate Code Section 409A.

10.11 Coordination with Other Benefits. The benefits provided for the Participant or the Beneficiary under this Plan are in addition to any other benefits available to the Participant under any other plan or program for employees of the Bank. This Plan shall supplement and shall not supersede, modify, or amend any other such plan or program except as may otherwise be expressly provided herein.

10.12 Inurement. This Plan shall be binding upon and shall inure to the benefit of the Bank, its successor and assigns, and the Participant, the Participant’s successors, heirs, executors, administrators, and the Beneficiary.

10.13 Tax Withholding. The Bank may, in its sole discretion, make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which the Bank is required by any law or regulation to withhold in connection with any benefits under the Plan. The Participant shall be solely responsible for the payment of all individual tax liabilities relating to any benefits paid hereunder.

18

10.14 Aggregation of Plan. If the Bank offers other account balance deferred compensation arrangements in addition to this Plan, this Plan and those arrangements shall be treated as a single plan to the extent required under Code Section 409A.

IN WITNESS WHEREOF, a representative of the Bank has executed this Plan as indicated below:

GBANK:

By:

Date:

This Third Amended and Restated GBank Deferred Incentive Compensation Plan is hereby agreed to and accepted by:

PARTICIPANT:

By:
Date:

19

THIRD AMENDED AND RESTATED

GBANK DEFERRED INCENTIVE COMPENSATION PLAN

PARTICIPATION AGREEMENT

I,                                   , an employee selected by the Administrator as described in Section 2.1 of the Third Amended and Restated GBank Deferred Incentive Compensation Plan (the “Plan”) effective January 1, 2024, hereby elect to become a Participant of the Plan in accordance with Section 2.2 of the Plan.

I acknowledge that I have read the Plan document and agree to be bound by its terms.

Executed this       day of                  .

PARTICIPANT:

By:

Received by the Administrator this     day of       .

By:

THIRD AMENDED AND RESTATED

GBANK DEFERRED INCENTIVE COMPENSATION PLAN

BENEFICIARY DESIGNATION

I designate the following as Beneficiary under this Plan:

Primary :

Contingent:

I understand that I may change this beneficiary designation by delivering a new written designation to the Administrator, which shall be effective only upon receipt by the Administrator prior to my death. I further understand that the designation will be automatically revoked if the Beneficiary predeceases me or if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

PARTICIPANT:

By:
Date:

SPOUSAL CONSENT (Required only if Administrator requests and someone other than spouse is named Beneficiary)

I consent to the beneficiary designation above. I also acknowledge that if I am named Beneficiary and my marriage is subsequently dissolved, the beneficiary designation will be automatically revoked.

Spouse Name:

Signature:                                                              Date:

Received by the Administrator this   day of              .

By:

THIRD AMENDED AND RESTATED

GBANK DEFERRED INCENTIVE COMPENSATION PLAN

Exhibit A to the Participation Agreement for

Monthly payments and Contributions under the Plan, to the extent permitted under Code Section 409A, may be delayed if (i) the Bank is notified by its applicable regulator that it is being or will be downgraded to a CAMEL rating of 4 or less, (ii) the Bank fails to maintain a Capital Conservation Buffer, as defined under Basel III, thereby applying restrictions on discretionary payments and distributions, or (iii) the Bank is otherwise notified by its applicable regulator that such payment would contravene applicable banking regulations and would not be allowed.

SBA INCENTIVE COMPENSATION PLAN

It is the purpose of this Plan to incent the Participant to meet or exceed designated performance goals which are designed to enhance the Bank’s and SBA Division’s long-term profitability. The Bank promotes activities intended to generate sustainable revenue performance through its core business strategy of meeting the banking needs of its business clients. Details for the SBA Incentive Compensation Plan are applicable to the Plan Year beginning January 1, 2024.

Monthly Earned Cash Incentives – SBA 7(a) and USDA B&I: This section applies to Government Guaranteed loan originations under the 7(a) and USDA B&I programs originated directly by the Bank’s SBA Hospitality Division (Branch 50) only. It is acknowledged that incentives outlined below will be eligible for payment at fifty percent (50%) of eligible incentives at initial origination with the remaining fifty percent (50%) payable following the full funding of each applicable loan. SBA 7(a) and USDA Cash Incentives (“SBACI”) are eligible under this section regardless of whether or not the Bank sells all or part of the loan on the secondary market.

Incentives are based on the full percentage guarantees that are available under each respective program. In other words, incentives earned under this section may be reduced on a particular loan, on a pro-rata basis, based on the actual percentage guarantee in relation to the maximum guarantee under that particular loan program type. For example, if a 7(a) loan is made to a borrower or borrower group with other SBA 7(a) loans, which reduces the Bank’s guarantee from the typical 75% to 50%, the incentive as outlined below would be reduced by 33⅓% for that loan. Upward adjustments will not be made in the event that the Bank’s guarantee is higher than 75% for any related loan.

SBACI payments are to be made monthly to the Participant and will be calculated for each subject loan, originated under the Bank’s SBA Hospitality Division (Branch 50), as follows:

Third Party Broker Fees	Direct Br 50 7(a) & USDA Origination SBACI	Indirect Br 50 7(a) & USDA Origination SBACI
0.75% or less	1.25% of TTL Loan Amount	0.60% of TTL Loan Amount
0.76% - 1.25%	0.75% of TTL Loan Amount	0.40% of TTL Loan Amount
1.26% - 1.75%	0.65% of TTL Loan Amount	0.20% of TTL Loan Amount
1.76% - 2.00%	0.30% of TTL Loan Amount	No Incentive
2.01% - 2.25%	0.10% of TTL Loan Amount	No Incentive
Over 2.25%	No Incentive	No Incentive

Deferred Contributions – SBA 7(a) and USDA B&I:

Deferred Incentives under this Plan are earned for future Contributions based on the timing of closing and fully funding each subject SBA 7(a) and USDA loan. The sum of the Contributions to the Deferral Accounts will be calculated based on annual performance and will relate directly to SBACI earned by the Participant during the Plan Year. The maximum amount available for annual deferred Contributions will equal 100% of all SBACI earned during the Plan Year and will be calculated as follows:

TABLE 1.

Description	Deferred Earned Amounts Relating to SBACI
The Bank maintains Preferred Lender Program status with the SBA for the entirety of the Plan Year.	+20% of SBACI

The total of SBA 7(a) or USDA B&I loans that are: (i) 90 days or more past due and (ii) have been placed on elevated watch status (Special Mention or worse) for any quarter end during the Plan Year does not exceed $5,000,000 in current principal outstanding, net of sold and retained guaranteed portions. Quarters end shall be comprised of: March 31, June 30, September 30, and December 31.1

+20% of SBACI

Examinations conducted on the Bank by the Federal Deposit Insurance Corporation and/or the Nevada Financial Institutions Division during the Plan Year conclude with satisfactory results relating to the Bank’s SBA Lending Division. This adjustment shall include Safety & Soundness as well as Regulatory Compliance examinations or reviews conducted during the Plan Year.2

+20% of SBACI
35% or more of gross SBA 7(a) and USDA loans originated during the Plan Year, as measured by original loan commitments, are made to borrowers with an NAICS code other than 721XXX.	+15% of SBACI

35% or more of gross SBA 7(a) and USDA loans originated during the Plan Year, as measured by original loan commitments, are associated with eligible incentives paid to other Bank employees; these plans are defined in Exhibit B.

+15% of SBACI

SBA related internal and third-party audits conducted during the plan year conclude with satisfactory results. Related audits include, but may not be limited to: SBA Loan Servicing, Internal Controls, Credit Quality Review, and SBA File Audit. 2

+10% of SBACI

1– Deferred Contributions under this category shall be calculated on a pro-rata basis for each quarter end. For example, should this performance measure be met for three of the four quarters during the Plan Year, the participant would be eligible for Deferred Contributions of +15% of SBACI earned during the Plan Year.

2  - Satisfactory results for these noted adjustments shall be determined for each Plan Year by the Administrator, at its sole and reasonable discretion. Partial deductions may be applied to these incentive factors based on an examination and audit performance scale, as determined by the Administrator, at its sole and reasonable discretion.

Bank Loan Referral Fees: In the event that the officer directly refers a loan to another lender or financial institution that results in a referral fee or premium paid to the Bank, a monthly incentive shall be paid equal to 30% of the net referral fee or premium. Net amounts paid to the Bank for this calculation shall be reduced by any broker/referral fees paid to another party or other costs paid by the Bank. If this type of loan is referred by another Bank employee that is participating under the SBA RE Loan Manager incentive plan (Exhibit B), the monthly incentive paid to the Participant shall be 15% of the net referral fee or premium. This section shall only apply to loans that are underwritten, approved, and closed by another lender or financial institution.

SBA 504 & Conventional: In the event that the officer directly originates an SBA 504 or conventional loan (including conventional portion of pari passu), the officer will earn an incentive equivalent to 0.25% of the total applicable loan amount. In the case of SBA 504 loans, incentives paid under this section will be limited to the lesser of (1) 0.25% of the loan amount or (2) 50% of net fees collected. Net fees collected will be calculated as fees collected from the borrower less third- party broker fees paid by the Bank.

Clawback Provision: Incentive amounts eligible for monthly payment to the Participant and paid under this Plan are subject to full repayment to the Bank if the underlying loan account becomes 90 days or more past due, is placed into default or is downgraded to an adverse or elevated watch status (Special Mention or worse) within the first 18 months of origination (any such event described as a “Incentive Reimbursement Event” and the loan that is the subject thereof, a “Fee Reimbursement Loan”). Upon the occurrence of a Fee Reimbursement Event, the amounts previously paid to the Participant under the monthly payment structure in respect of such downgrade or deteriorated performance of the Fee Reimbursement Loan will be recouped by the Bank by being setoff against the next due incentive payments that would otherwise have been payable to the Participant. However, should an Incentive Reimbursement Event occur following Separation from Service, amounts due to the Bank shall either be offset by future payments remaining eligible under the Plan or, to the extent that no such future payments exist, will be immediately payable to the Bank by the Participant. Notwithstanding anything herein to the contrary and for purposes of eliminating doubt, the Participant agrees to the Clawback provisions in Section 3.2 of the Plan and that the Bank’s rights under such Section 3.2 shall be in addition to any rights of the Bank specifically set forth in this Exhibit A or any Exhibit B to the Participation Agreement.

Payment Limitations: Bank Management shall track profitability of the SBA Hospitality Division (Branch 50) as a separate profit center. Total profitability will be measured consistent with GAAP and will include revenue generated through loan sales, servicing, and interest revenue on SBA and USDA loans as well as conventional and other loans primarily sourced through the SBA Department. These revenues will be offset by actual department expenses, mutually agreed upon allocations for other overhead items, mutually agreed up allocations for Allowance for Loan and Lease Loss Provision Expenses, and an appropriate funds transfer pricing interest charge for SBA Department asset funding. Allocations for Allowance for Loan and Lease Loss Provision Expenses shall consider as pertaining to the SBA Hospitality Division and its loan portfolio: growth, changes in expected losses, and actual net loan loss experience.

Combined incentives paid for and accrued under the combination of the monthly payment programs and Contributions made by the Bank under the Deferred Incentive Compensation Plan, including annual contributions and interest credits, will not exceed 20% of departmental pre-tax profitability respective to each Plan Year. Downward adjustments in incentive compensation amounts as required under the departmental pre-tax profitability measure will occur, if needed, in this order:

1. Reduction in DCP Contribution to occur in Q1 2025

2. Reduction in monthly volume-based incentives beginning in January 2025

It is further acknowledged that the accrued Contribution amounts accrued for the Plan Year, and eligible for Contribution in Q1 2025, will not exceed $1,500,000.

Acknowledgement: Both parties agree to abide by the terms outlined in this SBA Incentive Compensation Plan as well as the entirety of Exhibit A of your Participation Agreement to the Third Amended and Restated GBank Deferred Incentive Compensation Plan. Participant acknowledges that they must be employed by the Bank on each applicable pay date in order to be eligible for monthly payments under the Plan.

PARTICIPANT:

By:
Date:

GBANK:

By:

Date:

THIRD AMENDED AND RESTATED

GBANK DEFERRED INCENTIVE COMPENSATION PLAN

Exhibit B to the Participation Agreement for

As indicated within Exhibit A of each Participant’s Participation Agreement to the Third Amended and Restated GBank Deferred Incentive Compensation Plan, loans under which additional incentive payments are due, payable, or paid to other Bank employees under specifically designated and separate government guaranteed loan incentive compensation plans, the Bank shall make certain reductions in both monthly payments and Contributions to the Deferral Account of the Participant.

For reference the full language of the specifically designated and separate government guaranteed loan incentive compensation plan(s) are as follows:

All incentive compensation plans for the benefit of any Branch 52 (regional) or Branch 54(national GGL) development officers, which may change from time to time.

SBA Lending Division – Branch 50 - SBA RE Loan Manager (SVP) (VP) Loan Incentive Compensation Plan

Bank and Plan Participant acknowledge that plans referenced within this Exhibit B may be changed or modified at any time, at the sole discretion of the Bank.

Acknowledgement: Both parties agree to abide by the terms outlined in this SBA Incentive Compensation Plan as well as the entirety of Exhibit B of the Participation Agreement to the Third Amended and Restated GBank Deferred Incentive Compensation Plan. Participant acknowledges that they must be employed by the Bank on each applicable pay date in order to be eligible for monthly payments under the Plan.

PARTICIPANT:

By:
Date:

GBANK:

By:

Date:

THIRD AMENDED AND RESTATED

GBANK DEFERRED INCENTIVE COMPENSATION PLAN

DEFERRAL ELECTION FORM FOR PLAN YEAR 2024

Amount of Base Salary Deferral	Duration

[Initial and Complete One]

            I elect to defer         % of my Base Salary (amount not to exceed                %).

            I elect to defer $                    of my Base Salary (amount not to exceed $                    ).

_X_       I elect not to defer any of my Base Salary.

[Initial and Complete One] For year(s) For all future Plan Years

Amount of Bonus Deferral	Duration
[Initial and Complete One] I elect to defer % of my Bonus (amount not to exceed %). I elect to defer $ of my Bonus (amount not to exceed $ ). _X I elect not to defer any of my Bonus.	[Initial and Complete One] For year(s) For all future Plan Years

PARTICIPANT:

By:
Date:

Received by the Administrator this      day of                        .

By: